Exhibit 99

FOR IMMEDIATE RELEASE	CONTACT:	Glenn Schaeffer
702-632-6710 or
Les Martin
702-632-6820

MANDALAY RESORT GROUP

PREVIEWS FIRST-QUARTER EARNINGS

LAS VEGAS, NV – April 5, 2004 – Mandalay Resort Group (NYSE:MBG) today said that its earnings in the first quarter ending April 30 are currently expected to exceed $1.10 per diluted share.  Last year the company earned $.69 per diluted share in the same quarter.

“Our company has continued to achieve strong momentum in revenue per available room on the Las Vegas Strip, at a double-digit clip similar to recent quarters,” said Glenn Schaeffer, Mandalay’s president.  “The biggest gainers are Mandalay Bay and Luxor, where THEhotel (at Mandalay Bay) and Mandalay Place, the shopping experience and pedestrian bridge connecting those properties, have added considerable traffic.” THEhotel, which opened in December, has turned in an average room rate of $240 in the first two months of the quarter, at an occupancy rate above 80%.  Meanwhile, slot machine revenues at Mandalay Bay grew by almost 30% in the first two months of the quarter, also on the strength of THEhotel.  Schaeffer noted that Mandalay Bay, Luxor and Excalibur were all on track for their record results for any quarter, and results at Mandalay Bay itself could surpass the prior year’s first quarter by more than 50%.

More…

MANDALAY RESORT GROUP PREVIEWS FIRST QUARTER EARNINGS

April 5, 2004

The company will release its results for the first quarter on June 3, 2004, and will conduct a conference call via telephone and Webcast at 1:30 p.m. Pacific Time.  The call will be broadcast live via the internet at www.ccbn.com.  A recording of the conference call will be available on the company’s website at www.mandalayresortgroup.com from 3:30 p.m. Pacific Time on June 3, 2004 through 3:30 p.m. Pacific Time on June 8, 2004.  Those parties interested in listening to the conference call via telephone should dial 415-904-7327.  A telephone replay of the conference call will be available beginning at 3:30 p.m. Pacific Time on June 3 and ending at 3:30 p.m. Pacific Time on June 8, 2004.  To access the rebroadcast, please dial 800-633-8284 for domestic calls or 402-977-9140 for international calls and enter code 21192012.

Mandalay Resort Group owns and operates 11 properties in Nevada: Mandalay Bay, Luxor, Excalibur, Circus Circus, and Slots-A-Fun in Las Vegas; Circus Circus-Reno; Colorado Belle and Edgewater in Laughlin; Gold Strike and Nevada Landing in Jean and Railroad Pass in Henderson.  The company also owns and operates Gold Strike, a hotel/casino in Tunica County, Mississippi.  The company owns a 50% interest in Silver Legacy in Reno, and owns a 50% interest in and operates Monte Carlo in Las Vegas.  In addition, the company owns a 50% interest in and operates Grand Victoria, a riverboat in Elgin, Illinois, and owns a 53.5% interest in and operates MotorCity in Detroit, Michigan.

###